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                                                                     EXHIBIT 4.5


                           CERTIFICATE OF RESOLUTION

         Pursuant to MCLA Section 450.1302, the undersigned, Eric L. Cross, does, by signing this document, hereby certify that the below is a Resolution duly adopted by the Board of Directors of Maxco, Inc., establishing and designating Series Six Preferred Stock of the Corporation and prescribing the relative right thereof.

         Further, be advised that 27,000 shares of previously authorized but unissued shares of Series Five Preferred Stock are hereby reclassified as Preferred Stock which may be designated as Series Six Preferred Stock or any other designation later established by the Board of Directors.

         NOW THEREFORE, be it resolved that the Board of Directors shall and hereby does establish Series Six Preferred Stock of Maxco, Inc., having the following rights, privileges and restrictions:

         A. Series Six Preferred Stock. Series Six Preferred Stock of Maxco, Inc. shall be 20,000 shares with a face value of $160 per share.

         B. Dividends. The Corporation shall pay a Dividend upon such Series Six Preferred Stock as follows:

                  1. Such Dividend shall be equal to 10% per annum of the face value of each share.

                  2. The Corporation shall be obligated to declare a Dividend each and every quarter if it shall then be legally entitled to do so.

                  3. If the Dividend set forth herein is not paid and if such Dividend did not, under the circumstances, have to be paid, then such Dividend shall be payable in the next period when such Dividend legally can be made.

                  4. Should the surplus of said Corporation prior to any Dividend Day be insufficient to pay the Dividend on the Series Six Preferred Shares, such Dividend shall be payable from future surplus, but without interest, and no Dividend shall at any time be paid on the Common Shares until the full amount of 10% per annum up to such time and for the then current fiscal year upon all of the Preferred Shares issued shall have been paid or set apart.

         C. Redemption. The Series Six preferred Shares are redeemable at any time after the second anniversary of their issuance in whole or in part, at the Company's option, at 100% of principal amount plus a declining premium amount which shall be equal to 5% until the third anniversary of issuance and shall decline 1% annually thereafter to zero following the seventh anniversary, and plus any accumulated and unpaid Dividends to the date of redemption.
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                  Notice of the election of the Corporation to redeem all or a portion of the Series Six Preferred Stock shall be given by the Corporation by mailing a copy of such notice, not less than 30 nor more than 90 days prior to the date designated therein as the date for such redemption, to the holders of record of the Series Six Preferred Stock to be redeemed, addressed to them at their respective address appearing on the books of the Corporation.

         D. Voting. Holders of the Series Six Preferred Shares shall be entitled to 20 votes for each share of Series Six Preferred Stock held.

         E. Liquidation. In any event of dissolution of the Corporation, the holders of Series Six Preferred Stock shall be entitled to receive the face value of their shares, together with accumulated dividends thereon to the date of payment, before holders of the Common Shares shall be entitled to receive anything thereon. Thereafter, the Series Six Preferred Stock shall not be entitled to share in the assets of the Corporation.

         F. The Corporation has no obligation to register the Series Six Preferred Shares under any federal or state security law or to provide a prospectus for offer or transfer thereof by the holders. The Series Six Preferred Shares will be restricted securities within the meaning of the Securities Act of 1933, and Rule 144 promulgated thereunder.

         Adopted this 11th day of January, 1999.

         Effective upon filing with the Michigan Department of Consumer and Industry Services, - Corporation, Securities & Land Development Bureau.



                                                /s/ Eric L. Cross
                                                -------------------------------
                                                Eric L. Cross, Secretary